Exhibit 10(a)

RESTRICTED STOCK Unit AWARD AGREEMENT
(Performance-Based Vesting)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made on                      (the “Date of Grant”), by and between REX American Resources Corporation, a Delaware corporation (the “Company”) and the undersigned,                                     (“Grantee”). Capitalized terms not otherwise defined herein shall have the same meaning as in the REX American Resources Corporation 2026 Incentive Plan (the “Plan”).

1. Grant of RSUs. Pursuant to the Plan, the Company hereby grants to Grantee, as of the Date of Grant,         Restricted Stock Units (“RSUs”). The RSUs are being issued by the Company to Grantee in consideration of Grantee’s service to the Company. The number of RSUs, if any, that Grantee is eligible to earn will depend on the extent to which the Company achieves a performance objective set forth on Appendix A hereto (“Appendix A”) for the performance cycle set forth therein (the “Performance Cycle”). The Award provides Grantee the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) for each RSU that is earned based on achievement of the performance objective for the Performance Cycle as set forth in Appendix A, subject to adjustment pursuant to Section 5.6 of the Plan in respect of certain transactions occurring after the Date of Grant. The number of RSUs set forth above is based upon achievement of the “Target” level of performance with respect to the performance objective specified in Appendix A. Grantee will not earn any RSUs under the Award if the Company’s performance during the Performance Cycle is below the “Threshold” performance level specified in Appendix A. If actual performance with respect to the performance objective for the Performance Cycle equals or exceeds the “Threshold” level specified in Appendix A for the performance objective, the number of RSUs earned will be based on the payout curve as specified in Appendix A.

2. Vesting of RSUs.

(a) Determination of Achievement of Performance Levels. Subject to Sections 3 and 4 below, following the end of the Performance Cycle (but no later than the first 60 days thereafter), the Committee, in its sole and absolute discretion, shall determine whether, and the extent to which, the Company has achieved the performance objective set forth on Appendix A and the number of RSUs that have been earned by Grantee for the Performance Cycle. Notwithstanding anything contained on Appendix A to the contrary, the Committee may in its sole discretion increase or decrease the number of RSUs determined to be earned for the Performance Cycle (or the related levels of achievement of the performance objective) to equitably account for any events or developments affecting achievement of the performance objective during the Performance Cycle that were not anticipated at the Date of Grant.

(b) Vesting. Subject to Sections 3 and 4 below, the number of RSUs earned in accordance with Section 2(a) above shall become fully vested on the last day of the Performance Cycle (the “Vesting Date”), subject to Grantee’s continued employment until the Vesting Date. Unless and until the RSUs have vested in the manner set forth in this Section 2 (or Section 3 or 4 below), Grantee will have no right to receive Shares under any such RSUs.

3. Change in Control. If Grantee remains employed with the Company or a Subsidiary until the date of a Change in Control, and the Change in Control occurs before the Vesting Date, the following rules will apply:

(a) If this Award is assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation in connection with a Change in Control, then the performance objective shall be deemed satisfied at the greater of: (i) the 150% achievement level set forth on Appendix A; or (ii) the actual achievement level based on the Company’s performance through the date of the Change in Control as determined under Appendix A, and except as provided in Section 4(b) below, the resulting number of earned RSUs shall vest on the Vesting Date, subject to Grantee’s continued employment with the successor corporation or a parent or subsidiary of the successor corporation until the Vesting Date.

(b) If this Award is not assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation in connection with a Change in Control, then the performance objective shall be deemed satisfied at the greater of: (i) the 150% achievement level set forth on Appendix A; or (ii) the actual achievement level based on the Company’s performance through the date of the Change in Control as determined under Appendix A, and the resulting number of earned RSUs shall become immediately vested as of the date of the Change in Control.

4. Forfeiture Upon Termination of Employment. Except as provided in Section 4(a), (b) and (c) below, if Grantee ceases to be employed by the Company or a Subsidiary prior to the Vesting Date (or, after a Change in Control, with the Company or any successor corporation or a parent or subsidiary of the successor corporation), the unvested RSUs will immediately terminate without any consideration payable by the Company. Notwithstanding the foregoing, the following accelerated vesting provisions shall apply upon the occurrence of any of the following events prior to the Vesting Date:

(a) In the event that, prior to the Vesting Date, (i) Grantee’s employment is terminated by the Company other than for Cause (excluding for Death or Total Disability), or (ii) Grantee resigns for Good Reason (as defined in his or her employment agreement with the Company), in either case prior to a Change in Control, then the performance objective shall be deemed satisfied at the greater of: (x) the 100% achievement level set forth on Appendix A; or (y) the actual achievement level based on the Company’s performance through the calendar month ending immediately prior to the date of termination.

(b) Notwithstanding the foregoing, if Grantee’s Award is assumed or substituted in connection with a Change in Control, the earned but unvested RSUs (calculated in accordance with Section 3(a) above) will become fully vested in the event that: (i) Grantee’s employment is terminated by the Company (or the successor corporation or a parent or subsidiary of the successor corporation) other than for Cause (including for Death or Total Disability); or (ii) Grantee resigns for Good Reason; or (iii) the Company (or the successor corporation or a parent or subsidiary of the successor corporation), in its sole discretion, determines to provide for full vesting on any other termination event as mutually agreed by Grantee and the Company.

(c) In the event Grantee’s employment with the Company terminates by reason of Death or Total Disability during the Performance Cycle but prior to a Change in Control, then the performance objective shall be deemed satisfied at the 100% achievement level set forth on Appendix A.

5. Delivery of Shares. Within 60 calendar days after the Vesting Date or, if applicable, after a vesting event under Section 3(b), 4(a), 4(b), or 4(c) above, the Company shall deliver the Shares for such earned RSUs to Grantee (or Grantee’s estate or beneficiary, as applicable). In the event of Grantee’s death, delivery may occur at such later time as permitted under Section 409A of the Code if additional time is needed for administrative reasons. Upon delivery of the Shares with respect to the vested RSUs, the Award shall terminate. Prior to actual payment, vested RSUs represent an unsecured obligation of the Company, payable only from its general assets.

6. Non-Transferability of RSUs. The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated and shall be subject to the transfer restrictions set forth in Section 11.1 of the Plan.

7. Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the RSUs, Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares acquired in respect of the RSUs and any amounts received in respect thereof, are subject to Section 11.8 of the Plan (including any successor provision). Grantee further agrees to be bound by the terms of any applicable clawback or recoupment policy and any stock ownership guidelines of, or established by, the Company.

8. Shareholder Rights; Dividend Equivalents. Neither Grantee nor any person claiming under or through Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares underlying the RSUs (including, without limitation, dividend and voting rights) unless and until certificates representing such shares of Stock will have been issued (including in book entry), recorded on the records of the Company or its transfer agents or registrars, and, if applicable, delivered to Grantee. Notwithstanding the foregoing, upon payment of an earned RSU, Grantee shall be entitled to a cash payment (without interest) equal to the aggregate cash dividends declared and payable with respect to one (1) Share for each record date that occurs during the period beginning on the Date of Grant and ending on the date the RSU is paid (the “Dividend Equivalents”). The Dividend Equivalents shall be forfeited to the extent that the underlying RSU is forfeited and shall be paid to Grantee, if at all, at the same time the related RSU is paid in accordance with Section 5 above. Dividend Equivalents will be subject to any required withholding for federal, state, local, foreign or other taxes.

9. Adjustments Upon Changes in Capitalization, Etc. The RSUs shall be subject to adjustment, modification and termination as provided in Section 5.6 of the Plan. Any such adjustment shall be conclusive and binding for all purposes.

10. Tax Withholding. Grantee expressly acknowledges and agrees that Grantee’s rights hereunder, including the right to be issued Shares upon settlement of the Award, are subject to Grantee promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes and other amounts required to be withheld. No Shares will be issued in respect of the Award unless and until Grantee has remitted to the Company an amount in cash sufficient to satisfy any withholding requirements or has made other arrangements satisfactory to the Company with respect to such amounts. Unless otherwise determined by the Company, the Company shall automatically satisfy any tax withholding obligations by withholding from the Shares that would otherwise be delivered in connection with a vesting date a number of Shares having a value equal to the minimum statutory amount (or, in the Company’s discretion, such other amount permitted under Section 14 of the Plan) required to be withheld to satisfy such tax withholding obligations and/or by causing such number of Shares to be sold in accordance with a sell-to-cover arrangement. Grantee authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required withholdings by withholding from the Shares otherwise deliverable in connection with the RSUs, by causing such Shares to be sold in accordance with a sell-to-cover arrangement and/or by withholding from any amounts otherwise owed to Grantee. Nothing in this Section 10, however, shall be construed as relieving Grantee of any liability for satisfying his or her tax obligations relating to the Award. If a sell-to-cover arrangement is selected as contemplated hereunder, Grantee shall bear all costs associated with the sale of Shares under such arrangement.

11. RSUs Subject to Plan. The RSUs awarded pursuant to the Plan are subject to all of the terms and conditions of the Plan, which are hereby expressly incorporated and made a part hereof. Any conflict between this Agreement and the Plan shall be controlled by, and settled in accordance with, the terms of the Plan. Grantee acknowledges that he or she has received, read and understands the provisions of the Plan and agrees to be bound by its terms and conditions.

12. Compliance with Insider Trading Policy. Grantee acknowledges and confirms that all transactions in the Shares and any derivative securities related to the Shares shall be in compliance with the Company’s Insider Trading Policy.

13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company promptly to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final, binding and conclusive on all persons having or claiming any interest in this Agreement.

14. Not a Contract of Employment. This Agreement shall not be deemed to constitute an employment contract between the Company or a Subsidiary and Grantee or to be a consideration or an inducement for the employment or other service of Grantee.

15. Notices. Any notice required or permitted hereunder shall be given in writing and deemed delivered when (i) personally delivered, (ii) sent by facsimile transmission and a confirmation of the transmission is received by the sender, (iii) three (3) days after being sent by registered or certified mail, return receipt requested, or (iv) one (1) day after being deposited for overnight delivery with a recognized overnight courier, such as Federal Express or UPS, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may designate in writing.

16. Further Instruments. The parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17. Entire Agreement; Governing Law; Severability; Etc. This Agreement and the Plan constitute the entire agreement of the parties and supersede in their entirety all prior understandings and agreements of the Company and Grantee with respect to the subject matter hereof and thereof, and shall be interpreted in accordance with, and shall be governed by, the laws of the State of Delaware, subject to any applicable federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, together, shall constitute the same agreement.

18. Amendment, Suspension and Termination; Waiver. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee; provided, however, that no amendment, modification, suspension or termination of this Agreement will adversely affect the Award in any material way without the prior written consent of Grantee. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. The waiver by any party of a breach of any covenant, duty, agreement, or condition of this Agreement by any other party will not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REX American Resources Corporation

By:
Edward M. Kress
Secretary

Address and Facsimile Number:

REX American Resources Corporation 7720 Paragon Road Dayton, OH 45459 Facsimile: (937) 276-8643

GRANTEE:

Address:

APPENDIX A

PERFORMANCE OBJECTIVE AND PAYOUT CURVE